Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries (972) 881-1099

Jack Lascar, Partner
FOR IMMEDIATE RELEASE	Karen Roan, SVP
DRG&E (713) 529-6600

TGC Industries Announces Deployment

Of Fourth Seismic Crew

PLANO, Texas - Monday, June 27, 2005 - TGC Industries, Inc. (AMEX: TGE) announced today that, as a result of an increase in demand for the Company’s oil and gas exploration 3-D seismic services, the Company has secured a sufficient number of additional contracts to deploy a fourth seismic crew. The new seismic crew is expected to be operational during the month of July.

Wayne Whitener, President and CEO of TGC Industries, stated:  “Oil and gas companies are experiencing an increased level of activity in their domestic oil and gas exploration programs.”  Consequently, demand for domestic 3-D seismic crews is increasing, and the purchase of the new ARAM ARIES system should enable the Company to meet the growing needs of its clients.

Though there can be no assurance, should this increased level of activity in the industry continue during the remainder of 2005, management believes that the Company will be able to operate at the four-crew level through at least the remainder of 2005.  The preceding sentence contains a “forward-looking statement” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) which reflects the view of Company’s management with respect to future events.  Although management believes that the expectations reflected in such forward-looking statement are reasonable, it can give no assurance that expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, the potential for fluctuations in oil and gas prices, and the availability of capital resources.  The forward-looking statement contained herein reflects the current views of the Company’s management, and the Company assumes no obligation to update such forward-looking statement or to update the reasons actual results could differ from those contemplated by such forward-looking statement.

TGC, based in Plano, Texas, is a geophysical service company which provides 3-D seismic services to oil and gas companies.  It also maintains a geophysical gravity data bank.

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